UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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MENTOR GRAPHICS CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MENTOR GRAPHICS ANALYSIS OF
PROXY ADVISORY FIRM REPORTS

Overview:

Mentor Graphics is pleased that Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) have supported all of Mentor Graphics’ nominees for director and rejected all of Carl Icahn’s nominees. Mentor Graphics is disappointed in Institutional Shareholder Services’ (“ISS”) recommendation and believes its support for two of Icahn’s nominees reflects ISS’s general tendency to support dissidents proposing minority slates. Mentor Graphics is concerned about ISS’s failure to analyze Icahn’s stated plan for a risky public sale process and its omission of important data from the analyses that it did conduct.

The company believes that a thorough and deliberate analysis of the following factors outlined in one or more of the proxy advisory reports supports the Mentor Graphics Board’s strong recommendation that shareholders vote FOR all of the company’s director nominees.

ICAHN’S PLANS ARE NOT IN THE BEST INTERESTS OF ALL
MENTOR GRAPHICS’ SHAREHOLDERS

Icahn’s “Plan A” is Risky and May Destroy Shareholder Value: Icahn’s “Plan A” to pursue a public process for the sale of Mentor Graphics – the linchpin of his platform for his nominees – is not supported by any of the proxy advisory firms.

•

Mentor Graphics believes that Icahn’s stated plan to push Mentor Graphics to pursue a public sale process has substantial regulatory and commercial risks, is likely to destroy shareholder value, and is being pursued to provide Icahn with a liquidity event, not because it is in the best interests of all shareholders. In particular, the company recently performed an analysis that shows significant regulatory risks associated with a sale transaction involving Synopsys or Cadence, the two most likely acquirers. In addition the Mentor Graphics Board believes that any failed public sale process involves significant potential for value destruction through the loss of customers and employees.

•

Glass Lewis states that “…we don’t think the Dissident’s preferred plan to simply sell the Company would be the best strategic action at this time. The limited number of preferred buyers, namely Synopsys and Cadence, and what appears to be almost a forced effort, makes us believe that a sale process isn’t the best course of action at this time.” *

•

Egan-Jones states that its recommendation is based on its “…belief that the dissidents’ plan and ideas will not improve the Company’s shareholder value and are detrimental to the shareholders’ interests.” *

•

Despite ISS’s support for two of the three Icahn nominees, ISS fails to provide any analysis whatsoever regarding Icahn’s “Plan A.” Mentor Graphics believes that the failure to address this critical issue seriously undercuts the validity of ISS’s analysis.

Icahn’s “Plan B” — the second leg of the platform for his nominees — is Nothing New: Icahn’s “Plan B” to reduce SG&A expenses and repurchase outstanding shares is already part of the company’s current strategy. Icahn does not provide any detail as to how his nominees would enable “Plan B.”

•

Mentor Graphics believes that Icahn’s “Plan B” regarding SG&A expense reduction is simply an attempt to usurp the plan the Mentor Graphics Board is already executing. The company outlined its historical and projected reductions in non-GAAP SG&A and its intention to return approximately $150 million in capital to shareholders before Icahn ever announced his “Plan B.”

•

Glass Lewis notes that “…the Dissident’s “Plan B” to cut costs and repurchase shares is already a part of the current board’s strategy, making the added contribution of the Dissident’s slate somewhat moot, in our opinion.” *

•

ISS expresses concern about operating costs, but fails to analyze either the company’s existing plans for cost reduction or to admit that Icahn’s “Plan B” contains no tangible details for actions that could be taken.

MENTOR GRAPHICS HAS DEMONSTRATED STRONG PERFORMANCE OVER THE
RELEVANT HISTORICAL TIME PERIODS AND IS WELL-POSITIONED FOR THE FUTURE

Mentor Graphics has Demonstrated Superior Operating Performance and has a Strong Outlook: In the past several years, Mentor Graphics has invested in the business to further its market-leading franchises and develop new opportunities, positioning the company at an inflection point relative to growth and operating leverage. The company’s recent financial results and current outlook highlight its superior performance.

•

Mentor Graphics has generated strong top-line and earnings growth over the past two fiscal years, increasing revenues from $789 million to $915 million and non-GAAP EPS from $0.20 to $0.70 from fiscal years 2009 to 2011. In the same time period, GAAP EPS moved from a loss of $0.99 to earnings of $0.26.

•	Mentor Graphics’ expectations for the future are excellent.

	o	In fiscal year 2012, the company is projecting an over 9% increase in revenues and improved non-GAAP operating margins of approximately 15% and GAAP operating margins of approximately 11%.

	o	From a long-term perspective, the company is anticipating growth of 8-10%, non-GAAP operating margin in excess of 20% and GAAP operating margins in excess of 17%.

o

This performance should drive strong cash flow and the company presently anticipates using approximately $150 million of capital for return to shareholders through stock repurchases or dividends in the next three years.

Mentor Graphics has Demonstrated Superior Stock Price Performance: The successful execution of Mentor Graphics’ strategy is reflected in the company’s stock price, which has outperformed its two closest competitors and general market indices, over the one, three and five year periods ended April 21, 2011.

	Mentor Graphics	Cadence	Synopsys	NASDAQ Composite	Mentor Rank

1-Year	51%	35%	15%	12%	#1
3-Years	58%	-9%	21%	19%	#1
5-Years	27%	-46%	22%	21%	#1

Mentor Graphics’ SG&A Position is Improving: ISS appears to focus on what it perceives to be deficiencies in the company’s cost structure. However, ISS’s analysis does not reflect recent trends in the company’s business or the actions being undertaken by Mentor Graphics to lower SG&A.

•	The company has pursued an aggressive program to reduce internal expenses, outside expenditures and facilities expenses.

•

The company anticipates reducing non-GAAP SG&A expense as a percentage of revenue by approximately 200bps in fiscal year 2012, in addition to the 500bps decline in non-GAAP SG&A expense as a percentage of revenue experienced in the past two years.

•	As Glass Lewis notes “[t]o us, this marks a move in the right direction and indicates that current management is attempting to reign in these costs.” *

MENTOR GRAPHICS’ CORPORATE GOVERNANCE RECORD
WITHSTANDS ICAHN’S ATTACKS

Mentor Graphics’ Rejection of Icahn’s “Stalking Horse” Proposal: The company, ISS and Icahn himself each believe that Icahn’s $17 per share proposal undervalues the company and its future prospects:

•

The Mentor Graphics Board remains open to any opportunity to enhance shareholder value, but determined that the continued execution of the company’s strategic plan offers the greatest value to Mentor Graphics shareholders and that Icahn’s proposal undervalued the company and its future prospects.

•	Even Icahn noted in a letter to the company that he believed that his proposal was unlikely to represent the highest value for Mentor Graphics.

•	Furthermore, even ISS described the proposal as “at best a gimpy, underfed stalking horse with proportionately long odds of ever seeing the finish line….”

•	Mentor Graphics can hardly be faulted for rejecting Icahn’s “stalking horse proposal.”

Mentor Graphics’ Convertible Offering was Financially Attractive: The company, sellside analysts and ISS all believe that the company’s convertible bond offering was financially favorable.

•

The company maintains – without serious rebuttal from any source – that the offering was favorable relative to the old debentures in all material respects, including cash coupon, conversion price, and the date of nearest put, while providing no impediment to an acquisition for stock consideration and providing no significant impediment to an acquisition for cash consideration.

•	Three equity analysts increased their estimates for the company due to the offering and JPMorgan described the offering as “a prudent fine-tuning of the capital structure.”*

•

ISS noted favorably the interest rate, conversion price, maturity, and share repurchase flexibility and stated that ISS views the allegation that poor corporate governance drove the offering as “uncompelling.”

•	The convertible offering also made it possible to enter into its new revolving credit facility.

On each of the key issues detailed above, the facts are overwhelmingly in favor of the actions taken, and current strategy being pursued, by the Mentor Graphics director nominees and management team.

MENTOR GRAPHICS’ NOMINEES ARE PART OF A BOARD AND MANAGEMENT TEAM
THAT HAVE THE RIGHT STRATEGY TO DELIVER CONTINUED ENHANCEMENT OF
SHAREHOLDER VALUE

The Mentor Graphics Board unanimously believes that continued execution of the company’s strategic plan offers the greatest value to all Mentor Graphics shareholders and urges shareholders to reject Icahn’s platform and his nominees.

Your vote is important and Mentor Graphics urges you to vote for your Board’s nominees TODAY by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

If you have any questions, require assistance in voting your shares, or need additional copies of Mentor Graphics’ proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

* Permission to use quotations neither sought nor obtained.

Important Information

On March 31, 2011, the company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the company’s upcoming 2011 annual meeting of shareholders. Shareholders are advised to read the company’s definitive proxy statement and any other relevant documents filed by the company with the SEC, before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. In addition, copies of the proxy materials may be requested from the company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

Forward-Looking Statements

Statements in this material regarding the company’s outlook for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders, a loss of key personnel or other consequences resulting from the business disruption and uncertainty of prolonged proxy fights, offers to purchase the company’s securities or other actions of activist shareholders; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•

Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•

Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•

In connection with the Company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•

Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 was 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•

Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•

We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•

We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•

Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Year Ended January 31,

	FY2011	FY2010	FY2009

GAAP net income (loss)	$28,584	$(21,889)	$(91,252)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	888	1,618	1,544
Research and development	7,785	10,931	12,005
Marketing and selling	6,112	8,406	8,627
General and administration	5,726	5,204	6,047
System and software cost of revenues (2)	-	-	103
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (3)	13,771	12,012	12,403
Amortization of intangible assets (4)	7,347	11,184	11,113
Frontline purchased technology and intangible assets (5)	4,347	-	-
Impairment of long-lived assets (6)	-	-	4,553
In-process research and development (7)	-	-	22,075
Special charges (8)	10,257	21,334	16,888
Other income (expense), net (9)	938	1,108	4,920
Interest expense (10)	3,326	2,410	2,540
Non-GAAP income tax effects (11)	(12,298)	(7,028)	7,039

Total of non-GAAP adjustments	48,199	67,179	109,857

Non-GAAP net income	$76,783	$45,290	$18,605

GAAP weighted average shares (diluted)	109,861	96,474	91,829
Non-GAAP adjustment	-	1,901	714

Non-GAAP weighted average shares (diluted)[a]	109,861	98,375	92,543

GAAP net income (loss) per share (diluted)	$0.26	$(0.23)	$(0.99)
Non-GAAP adjustments detailed above	0.44	0.70	1.19

Non-GAAP net income per share (diluted)[a]	$0.70	$0.47	$0.20

[a]

Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax, added back to non-GAAP net income and 1,415 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.
(2)	Amount represents the write-off of prepaid royalty amounts associated with the closure of our Intellectual Property division.
(3)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(4)

Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.

(5)

Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor Graphics acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (3) and (4) above.

(6)	Amount represents write-off of fixed assets and purchased technology associated with our Emulation division.
(7)

Twelve months ended January 31, 2009 : Write-off of $8,090 for in-process research and development related to the Ponte and Flomerics acquisitions and $13,985 related to the acquisition of technology which has not yet reached technological feasibility and provided no alternative future uses.

(8)

Twelve months ended January 31, 2011: Special charges consist of (i) $6,114 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,432 in lease restoration costs, (iv) $900 related to the abandonment of excess leased facility space, (v) $(566) related to a casualty loss, (vi) $360 related to an asset abandonment, (vii) $(231) in acquisition costs, and (viii) $165 in other costs.

Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

Twelve months ended January 31, 2009: Special charges consist of (i) $9,793 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,535 in advisory fees, (iii) $2,547 related to the abandonment of excess leased facility space, and (iv) $13 in fixed asset write-offs related to the closure of our Intellectual Property Division.

(9)	Twelve months ended January 31, 2011 : Loss of $938 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010 : Other income (expense), net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

Twelve months ended January 31, 2009 : Other income (expense), net consists of: (i) loss of $1,432 on investment accounted for under the equity method of accounting and (ii) an impairment of $3,488 for investments accounted for under the cost method.

(10)	Twelve months ended January 31, 2011 : $2,981 in amortization of original issuance debt discount and premiums and $345 in premium on partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2010 : $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2009 : $2,540 in amortization of original issuance debt discount.
(11)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

Twelve Months Ended January 31,	Estimated FY 2012

GAAP operating income	$110,763
Reconciling items to non-GAAP operating income:
Amortization of Frontline purchased technology and other identified intangible assets	4,968
Equity plan-related compensation	19,151
Amortization of purchased intangible assets:
Cost of revenues	9,576
Amortization of intangible assets	5,217
Special Charges	3,759

Non-GAAP operating income	$153,434

Twelve Months Ended January 31,	FY2012

GAAP operating income as a percent of total revenues	11%
Non-GAAP adjustments detailed above	4%

Non-GAAP operating income as a percent of total revenues	15%

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

Twelve Months Ended January 31,	FY2011	FY2010	FY2009

GAAP Selling, General, and Administrative (SG&A) expenses	$421,205	$395,969	$412,487
Reconciling items to non-GAAP SG&A expenses Equity plan-related compensation	(11,838)	(13,610)	(14,674)

Non-GAAP SG&A expenses	$409,367	$382,359	$397,813

Twelve Months Ended January 31,	FY2011	FY2010	FY2009

GAAP SG&A expenses as a percent of total revenues	46%	49%	52%
Non-GAAP adjustments detailed above	-1%	-1%	-2%

Non-GAAP SG&A expenses as a percent of total revenues	45%	48%	50%